 EXHIBIT 99.1

TOR Minerals Reports Record Revenue and Net Income for Second Quarter 2011

CORPUS CHRISTI, Texas, July 28, 2011 - TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the second quarter ended June 30, 2011.  Highlights for the second quarter of 2011 as compared to the second quarter of 2010 included:

•         2Q11 revenue increased 32% to $10.5 million

•         2Q11 diluted net income increased 110% to $1.0 million

•         2Q11 diluted EPS: $0.30 versus 2Q10 EPS: $0.17

For the second quarter ended June 30, 2011, the Company reported diluted net income available to common shareholders of $1.0 million or $0.30 per diluted share, on net sales of $10,489,000.  This compares with diluted net income available to common shareholders of $478,000, or $0.17 per share, on net sales of $7,928,000 for the quarter ended June 30, 2010.

Revenue by Product Group (in ,000's)	2Q11	2Q10	% Change
TiO2 Pigments	$5,043	$3,104	62%
Specialty Aluminas	4,449	3,777	18%
Other	997	1,047	-5%
Total	$10,489	$7,928	32%

Net sales increased 32 percent during the second quarter of 2011 due to strong increases in the Company's primary product categories.  Sales of titanium dioxide (TiO2) pigments, which include HITOX® and TIOPREM® products, increased 62 percent to $5.0 million benefiting from both higher prices and volumes.  Sales of specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD® product groups, grew 18 percent during the second quarter of 2011 due primarily to increased demand for existing and new products in Europe and North America.  Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "Due to the limited supply of commodity Ti02 and the successful introduction of our TIOPREM product, market interest in re-formulation with our specialty TiO2 pigments is at a record high.  Sampling activity has tripled year over year and we have gained new global customers.  At the same time our specialty alumina business continues to gain many new customers."

Margin Table	2Q11	2Q10	Change
Gross Margin	22.0%	20.2%	+ 180 basis points
Operating Margin	11.2%	7.2%	+ 400 basis points
Net Margin	9.4%	5.9%	+ 340 basis points

During the second quarter of 2011, favorable trends in pricing, product mix and sales volumes were more than enough to offset increased raw material and energy costs.  As a result, gross margin improved 180 basis points year over year to 22.0% of sales.  Operating income increased to $1.2 million, or 11.2% of sales, compared to operating income of $571,000, or 7.2% of sales, reported in during the same period a year ago.  "We continue to maintain a tight control on costs and discretionary spending.  As a result, we delivered strong incremental margin with 20 cents of each incremental dollar of revenue falling to the bottom line."

"During the past three years, our strategic focus has been to bring new, high-value added products to market, improve efficiency and lower our cost structure.  Our hard work has resulted in the best quarterly results in our history," continued Dr. Karasch.  "Almost 80% of the growth in our TiO2 pigment sales is a result of higher volumes.  As a price follower, we have just begun to catch up to the price increases that the commodity TiO2 producers have put in place and expect to see increased revenue and margin contribution from increasing prices during the balance of the year.  The outlook for our alumina business remains strong.  We expect to complete our Netherlands alumina plant expansion during the current quarter, which will effectively double our alumina production capacity and help us to meet increasing demand from current and new customers. "

TOR Minerals will host a conference call at 4:00 p.m. Central Time on July 28, 2011, to further discuss first quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-8033.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information
Dave Mossberg,
Three Part Advisors, LLC
817 310-0051

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
NET SALES	$10,489	$7,928	$20,074	$14,784
Cost of sales	8,183	6,325	15,677	11,531
GROSS MARGIN	2,306	1,603	4,397	3,253
Technical services and research and development	66	61	132	118
Selling, general and administrative expenses	1,065	971	2,224	1,820
OPERATING INCOME	1,175	571	2,041	1,315
OTHER EXPENSE:
Interest expense	(101)	(112)	(197)	(233)
(Loss) gain on foreign currency exchange rate	(9)	34	(57)	6
Other, net	7	-	7	-
INCOME BEFORE INCOME TAX	1,072	493	1,794	1,088
Income tax expense	91	23	138	34
NET INCOME	$981	$470	$1,656	$1,054
Less: Preferred Stock Dividends	-	15	15	30
Basic Income Available to Common Shareholders	$981	$455	$1,641	$1,024
Plus: 6% Convertible Debenture Interest Expense	22	23	44	45
Plus: Preferred Stock Dividends	-	-	15	-
Diluted Income Available to Common Shareholders	$1,003	$478	$1,700	$1,069

Income per common share:
Basic	$0.47	$0.24	$0.81	$0.54
Diluted	$0.30	$0.17	$0.53	$0.39

Weighted average common shares outstanding:
Basic	2,091	1,897	2,017	1,894
Diluted	3,293	2,813	3,216	2,712

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,294	$2,559
Trade accounts receivable, net	5,430	3,888
Inventories	15,230	11,021
Other current assets	867	728
Total current assets	23,821	18,196
PROPERTY, PLANT AND EQUIPMENT, net	20,484	18,952
OTHER ASSETS	24	23
Total Assets	$44,329	$37,171

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,409	$2,544
Accrued expenses	2,948	1,436
Notes payable under lines of credit	1,257	783
Export credit refinancing facility	543	264
Current deferred tax liability	60	64
Current maturities - capital leases	12	46
Current maturities of long-term debt - financial institutions	506	533
Total current liabilities	9,735	5,670
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	11	18
Long-term debt - financial institutions	2,722	2,847
Long-term debt - convertible debentures, net	1,184	1,176
DEFERRED TAX LIABILITY	721	582
Total liabilities	14,373	10,293
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 5 and 200 shares issued and outstanding at 6/30/2011 and 12/31/2010, respectively	-	2
Common stock $1.25 par value: authorized, 6,000 shares; 2,122 and 1,934 shares issued and outstanding at 6/30/2011 and 12/31/2010, respectively	2,652	2,416
Additional paid-in capital	25,807	25,363
Accumulated deficit	(3,938)	(5,579)
Accumulated other comprehensive income:
Cumulative translation adjustment	5,435	4,676
Total shareholders' equity	29,956	26,878
Total Liabilities and Shareholders' Equity	$44,329	$37,171

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,656	$1,054
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,015	937
Share-based compensation	46	91
Warrant interest expense	34	33
Deferred income taxes	126	24
Changes in working capital:
Trade accounts receivables	(1,427)	(886)
Inventories	(4,028)	(1,604)
Other current assets	(112)	(165)
Accounts payable and accrued expenses	3,254	1,883
Net cash provided by operating activities	564	1,367

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,874)	(420)
Proceeds from sales of property, plant and equipment	-	17
Net cash used in investing activities	(1,874)	(403)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on) lines of credit	407	(1,675)
Net proceeds from export credit refinancing facility	274	1,031
Payments on capital lease	(43)	(75)
Payments on long-term bank debt	(262)	(292)
Proceeds from the issuance of common stock, and exercise of common stock options	606	48
Preferred stock dividends paid	(30)	(30)
Net cash provided by (used in) financing activities	952	(993)
Effect of exchange rate fluctuations on cash and cash equivalents	93	11
Net decrease in cash and cash equivalents	(265)	(18)
Cash and cash equivalents at beginning of year	2,559	1,002
Cash and cash equivalents at end of period	$2,294	$984

Supplemental cash flow disclosures:
Interest paid	$197	$233
Income taxes paid	$-	$10
Non-cash financing activities:
Conversion of debentures	$25	$-